Exhibit 99.1

August 5, 2005

Mr. Richard C. Green, Jr.

Aquila, Inc.

20 West Ninth Street, MSC 2-283

Kansas City, MO 64105-1704

Dear Rick:

Pursuant to our recent discussion in Kansas City, please consider this letter my official notification that I intend to resign from the Aquila Board of Directors, effective year-end 2005. As I told you, this is in no way precipitated by any problems at Aquila, either in the business or in my activities with the Board. Changes in my work responsibilities and a Caterpillar initiative involving a partner company necessitate my freeing time for new activities.

I have thoroughly enjoyed my tenure on the Aquila Board and appreciate the confidence you displayed in me by asking me to serve as Audit Committee Chairman the last few years. I’m a firm believer that the true meaningful activities in one’s career must be a win-win for both sides. My time on the Aquila Board, particularly my Chairmanship of the Audit Committee, were significant experience gainers for me and I trust Aquila as well. The success of Aquila will remain of strong interest to me, and if I can ever be of any help to you now or in the future, please don’t hesitate to contact me. I applaud the progress you and your management team have made on the challenging issues you face and wish you continued success.

Sincerely,

//s// Gerald L. Shaheen